EXHIBIT 10.1

MASTER LOAN AND SERVICING AGREEMENT

dated as of December 21, 2006

by and among

EAR CAPITAL I, LLC

as Borrower

and

DRV CAPITAL, LLC

as Servicer

and

DEBT RESOLVE, INC.

as Parent of Borrower and Servicer

and

SHERIDAN ASSET MANAGEMENT, LLC

as Lender

HEBBLE & ASSOCIATES, P.C.
61 Broadway, Suite 1000
New York, New York 10006-2731

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-ii-

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EXHIBITS
Exhibit A	FORM OF PROPOSAL
Exhibit B	FORM OF SECURED PROMISSORY NOTE
Exhibit C	FORM OF SECURITY AGREEMENT
Exhibit D	FORM OF REMITTANCE REPORT
Exhibit E	CLOSING COSTS FOR INITIAL LOAN
Exhibit F	FORM OF COLLATERAL REPORT

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MASTER LOAN AND SERVICING AGREEMENT

THIS MASTER LOAN AND SERVICING AGREEMENT is made and entered into as of December 21, 2006 (this “Loan Agreement”), by and among EAR Capital I, LLC, a Delaware limited liability company (“Borrower”), DRV Capital, LLC, a Delaware limited liability company (“DRV Cap”), Debt Resolve, Inc., a Delaware corporation and the parent of DRV Cap and, indirectly, of Borrower, (“Debt Resolve”), and Sheridan Asset Management, LLC, a Delaware limited liability company (“Lender”).

RECITALS

WHEREAS, Borrower and DRV Cap desire that Lender make one or more Loans to finance Borrower’s acquisition of Assets from various Asset Sellers (as such terms are defined in Article VII of this Loan Agreement).

WHEREAS, Lender is willing to make the Loans, up to an aggregate principal amount of Twenty Million Dollars ($20,000,000), subject to the terms and conditions herein set forth.

WHEREAS, DRV Cap, Borrower and Lender desire that DRV Cap shall service the Assets, and DRV Cap is willing to perform such duties.

NOW THEREFORE, in consideration of the foregoing premises and the agreements hereinafter set forth, each of Debt Resolve, Borrower, DRV Cap and Lender hereby agree as follows:

ARTICLE I
THE LOANS

Section 1.1 Definitions. Capitalized terms used in this Loan Agreement are defined in Article VII hereof.

Section 1.2 The Loans. Subject to the terms and conditions set forth in this Loan Agreement and the other Loan Documents, Lender agrees to make one or more term loans (each, a “Loan” and collectively, the “Loans”), all of such Loans, collectively, having an aggregate original principal amount not to exceed the amount of Twenty Million Dollars ($20,000,000), in order to finance Borrower’s acquisitions of Assets; provided, however, that unless otherwise expressly agreed to in writing by Lender, in no event shall Lender be required to make a Loan from and after the first to occur of: (a) the three (3) year anniversary of the date of this Loan Agreement, and (b) the termination of this Loan Agreement, in accordance with its terms. The Loans will not be made on a revolving basis. Debt Resolve shall, until the three (3) year anniversary date of this Loan Agreement, (i) implement all of its and its Affiliates’ proposed and actual acquisitions of Assets through Borrower (unless otherwise permitted under Section 1.3(c)), and (ii) first offer to Lender, exclusively, in accordance with Section 1.3, the right and opportunity to make Loans to Borrower in accordance with this Loan Agreement in order to finance each of such proposed and actual acquisitions of Assets. Further, Debt Resolve hereby agrees that, during the term of this Loan Agreement, it shall not conduct, directly or indirectly, through one or more Affiliates (other than DRV Cap in the case of acquisitions permitted under Section 1.3(c)), any activity substantially similar to the business of Borrower, without the prior express written consent of Lender.

Section 1.3 Procedures for Loans.

(a) Proposals. Borrower shall request each such Loan by presenting a Proposal to Lender for the acquisition of a specific Asset Portfolio.

(b) Acceptance. Lender shall have five (5) Business Days from the date of its receipt of the Proposal to accept or reject the Proposal, such acceptance or rejection to be in Lender’s sole and absolute discretion. If Lender accepts the Proposal, then such acceptance shall be in writing in the form of a signed acceptance and consent to the Proposal evidenced at the end thereof. If Lender does not respond within five (5) Business Days after Lender’s receipt of the Proposal, then Lender shall be deemed to have rejected the Proposal. All Loans from Lender to Borrower shall be made at Lender’s sole and absolute discretion. Lender shall have no obligation to make any Loan except pursuant to and in accordance with the terms and conditions of this Loan Agreement. Any acceptance delivered by Lender to Borrower may be withdrawn by Lender for any reason at any time prior to Borrower’s submission of a written and binding bid to the respective Asset Seller for the purchase of the respective Asset Portfolio. For the purposes of this Section 1.3(b), if an Asset Seller permits use of an online bid, then such online bid shall be considered a written bid.

(c) Rejected Proposals. If a Proposal is rejected by Lender, then the Asset Portfolio which is the subject of such Proposal may only be acquired, in whole and not in part, by DRV Cap through an Affiliate of DRV Cap which is not Borrower and which is not a subsidiary of Borrower. Such Affiliate will be responsible for obtaining its own financing for such acquisition from third party sources, which may not include Borrower or any subsidiary thereof. If any such Affiliate desires to acquire only some of the Assets in such Asset Portfolio, then such desired Assets must first be reoffered to Lender in a new Proposal.

Section 1.4 The Note. The Loans shall be evidenced by the Note duly executed by Borrower in the form attached hereto as Exhibit B. The Note shall bear interest on the amount of each Loan commencing on the applicable Borrowing Date for such Loan, shall represent a borrowing by Borrower in the amount of such Loan from the Borrowing Date for such Loan, and shall mature on the Maturity Date for the last Loan outstanding. Payments on the Note will be made in accordance with Sections 1.8, 1.10 and 2.2.

Section 1.5 Financed Amount. Lender shall not make any Loan in an original principal amount greater than ninety percent (90%) of the Cost of the Asset Portfolio to be purchased by Borrower with the proceeds of such Loan. The remainder of the Cost of such Asset Portfolio (i.e., ten percent (10%)) shall be funded by Borrower.

Section 1.6 Interest.

(a) Fixed Interest. Fixed interest shall accrue on the unpaid principal balance of the Note from the applicable Borrowing Date, at the rate of twelve percent (12%) per annum (“Fixed Interest”), and is payable in accordance with Section 2.2 commencing on the Distribution Date occurring in the first full calendar month immediately following the applicable Borrowing Date. Fixed Interest will be computed on the basis of the actual number of days that principal remains unpaid and a 360-day year. Fixed Interest shall be payable in arrears on each successive Distribution Date for the amount accrued during the immediately preceding calendar month, until payment in full of such Loan in accordance with the terms of Section 2.2. Notwithstanding the fact that Asset Liquidation Proceeds shall be paid directly to Lender on the date of consummation of the event generating such Asset Liquidation Proceeds rather than on the next applicable Distribution Date, Fixed Interest on the Loan relating to the Assets which generated such Asset Liquidation Proceeds shall accrue for the entire calendar month for the month in which such Asset Liquidation Proceeds were paid to Lender, and such Fixed Interest shall be calculated on the balance of such Loan at the beginning of such month.

(b) Default Interest. Upon the occurrence of an Event of Default, Fixed Interest shall accrue at a rate (the “Default Rate”) equal to the lesser of (i) eighteen percent (18%) per annum, or (ii) the maximum interest rate permitted by law.

Section 1.7 Conditions to Loans; Loan Closings. This Loan Agreement shall be effective upon its execution and delivery by each of Debt Resolve, Borrower, Lender and DRV Cap; provided, however, that each Loan is subject to the satisfaction or express written waiver of the following conditions precedent on or before the applicable Borrowing Date for such Loan:

(a) Conditions to Initial Loan. The obligation of Lender to advance the initial Loan hereunder is subject to the satisfaction or express written waiver of the following conditions precedent on or before the applicable Borrowing Date:

(i) Closing Costs. Borrower shall have paid to Lender, by certified bank check or wire transfer of immediately available funds, at least one (1) Business Day in advance of the initial closing hereunder, Lender’s initial closing costs as set forth in Exhibit E attached hereto, or, with Lender’s express prior written consent, such amounts may be included as part of the Cost of the first Asset Portfolio purchased with the proceeds of the initial Loan hereunder.

(ii) Loan Documents. All of the Loan Documents shall have been fully executed on behalf of the applicable parties.

(iii) Certified Resolutions. Borrower and Servicer shall each have delivered to Lender certified copies of resolutions or other evidence of limited liability company action (as applicable) authorizing the execution, delivery and performance of each of the Loan Documents to which it is a party (including, without limitation, the borrowing of Loans subsequent to the initial Loan) and the acquisition of Asset Portfolios (including Asset Portfolios relating to Loans subsequent to the initial Loan).

(iv) Opinions. Lender shall have received opinions from each of Borrower’s counsel and Servicer’s counsel regarding the existence of Borrower and Servicer, their limited liability company authority to enter into each of the Loan Documents to which they are a party, the enforceability of the Loan Documents under New York law, and the creation and perfection of Lender’s security interest in the Collateral.

(v) Borrower and Servicer Organizational Documents. Lender shall have received the following with respect to each of Borrower and Servicer: (A) a recent (within thirty (30) days of the date of this Loan Agreement) Good Standing Certificate issued by the Secretary of State of the applicable jurisdiction of their respective formation, (B) a copy of the certificate or articles of formation, as the case may be, certified by the Secretary of State of the applicable jurisdiction of their respective formation, and (C) current operating agreement or limited liability company agreement, as the case may be, certified by an authorized officer, manager, member, or partner, as applicable.

(vi) Credit and Collection Policy. Servicer shall deliver to Lender a true, correct and complete copy of its Credit and Collection Policy.

(b) Conditions to Loans. The obligation of Lender to advance each Loan hereunder is subject in each case to the satisfaction or express written waiver of the following conditions precedent on or before the applicable Borrowing Date:

(i) Proposal and Acceptance. Borrower shall have delivered to Lender a complete Proposal, including all schedules thereto, relating to the requested Loan, duly executed in writing by an authorized officer, manager, member, or partner, and the Proposal shall have been accepted and agreed to in writing by Lender as provided hereunder.

(ii) Officer’s Certificates. (A) Borrower shall have caused an authorized officer (or manager, member or partner, as applicable) to deliver to Lender a certification to Lender that as of such Borrowing Date, that no Event of Default exists and that, to the knowledge of Borrower, there exists no condition, event or act which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and (B) Servicer shall have caused an authorized officer (or manager, member or partner, as applicable) to deliver to Lender a certification to Lender that as of such Borrowing Date, that no Servicer Termination Event exists and that, to the knowledge of Servicer, there exists no condition, event or act which, with the giving of notice or passage of time, or both, would constitute a Servicer Termination Event.

(iii) Asset Purchase Agreement Documentation. Lender shall have received all information and copies of all documents relating to the respective Asset Purchase Agreement as Lender shall reasonably request. Notwithstanding the above, Borrower shall deliver to Lender, or Lender’s agent, a true, correct and complete copy of both the proposed Asset Purchase Agreement and the related bill of sale or other transfer document, together with an accurate and detailed description of the Assets constituting Collateral sufficient for filing with a UCC-1 financing statement, each of which shall be acceptable to Lender in its sole and absolute discretion.

(iv) No Event of Default. As of such Borrowing Date, there shall exist no Event of Default and, to the knowledge of Borrower, no condition, event or act which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

(v) Representations and Warranties. All representations and warranties of Borrower and Servicer contained herein shall be true and correct in all material respects on such Borrowing Date, with the same force and effect as though such representations and warranties had been made at such time except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties will be true and correct in all material respects as of such earlier date or, in the case of financial statements, shall refer to the financial statements last delivered to Lender.

(vi) Acquisition of Asset Portfolio by Borrower. Borrower (and Servicer, if applicable) and the Asset Seller shall have performed all of their respective obligations under the respective Asset Purchase Agreement as of the respective Borrowing Date. Contemporaneously with the closing of the Loan, Borrower shall pay the full amount of the purchase price of the Asset Portfolio and the Asset Seller shall transfer to Borrower the Asset Portfolio pursuant to the terms of such Asset Purchase Agreement, free and clear of all liens, claims and encumbrances.

(vii) Delivery of Documents. Borrower shall, at Lender’s request, have delivered to Lender, or to Lender’s counsel or agent, copies of all Account Documents relating to the Assets in such Asset Portfolio then in its possession that are Chattel Paper or Instruments, and will immediately deliver (or cause the Asset Seller to deliver) upon its receipt (or right to receive) any additional Account Documents that are Chattel Paper or Instruments as may be reasonably requested by Lender; provided, however, that all such Instruments must be delivered to Lender or Lender’s counsel or agent within the time necessary for Lender to obtain a first priority perfected purchase money security interest therein. To the extent that Servicer holds any such Chattel Paper or Instruments, Servicer shall hold them in a custodial capacity as bailee for Lender.

(viii) Compliance with Agreements. Borrower shall have otherwise complied with all of the terms and conditions of the Loan Documents.

(ix) Frequency. Notwithstanding anything to the contrary herein, Lender shall make no more than four (4) Loans in any given calendar month, unless Lender expressly consents to a greater amount in writing, in its sole and absolute discretion.

(c) Closing. Unless otherwise expressly agreed to by Borrower and Lender in writing, upon the satisfaction of the conditions precedent set forth in this Section 1.7, the closing in regard to such Asset Purchase Agreement and the respective Loan will take place at Lender’s offices, or at such other place as Lender shall designate in its sole and absolute discretion, and in such manner as Lender shall, in its sole and absolute discretion, deem advisable, including, but not limited to, the procedure and manner of funding of the Loan.

Section 1.8 Repayment of Principal, Fixed Interest and Lender’s Residual. Borrower covenants to repay Loan principal amounts under the Note pursuant to the amortization schedule set forth in Schedule 2 of each Proposal, to pay Fixed Interest on all outstanding principal, and to pay the Lender’s Residual, as more particularly set forth in Section 2.2 hereof. Any prepayments of any principal or Fixed Interest may only be made out of Borrower’s share of Gross Collections as allocated in Section 2.2(b).

Section 1.9 Survival of Obligation to Pay the Lender’s Residual. Borrower’s obligation to pay the Lender’s Residual with respect to each Asset Portfolio and its corresponding Loan shall not be discharged upon payment in full of the principal amount of such Loan or of the Note, and Borrower’s obligation to pay the Lender’s Residual with respect to such Asset Portfolio shall continue (and the Asset Portfolio Net Collections thereof shall continue to be distributed in accordance with Section 2.2 hereof).

Section 1.10 Principal.

(a) Amortization. Principal payments for each Loan shall be made in accordance with the twenty-four (24) month Portfolio Amortization Schedule set forth in Schedule 2 to the Proposal for such Loan (specifically, the minimum payments set forth therein), and in accordance with Section 2.2 hereof. If Borrower wants to make any changes to such Portfolio Amortization Schedule, then Borrower shall submit such requested changes to Lender in writing, with a written explanation of the need for such changes. Any such requested changes to such Portfolio Amortization Schedule shall be subject to Lender’s prior written approval.

(b) Prepayment of Principal. Except as otherwise expressly provided for in Section 2.2 hereof, principal may not be prepaid in whole or in part.

Section 1.11 Asset Management Fee. An Asset Management Fee shall be paid to Lender in accordance with Section 2.2 hereof.

ARTICLE II
COLLATERAL, COLLECTIONS AND DISTRIBUTIONS

Section 2.1 Perfection of Lender’s Security Interest. Borrower shall take all commercially reasonable steps and incur such expenses, or reimburse Lender for such expenses, as may be necessary or advisable in order to perfect Lender’s security interest in the Collateral, including, without limitation, (a) appropriate notations on the computer records with respect to the Asset Portfolios, (b) physical delivery to Lender or its designated agent of Account Documents with respect to the Assets that are Chattel Paper or Instruments, or (c) preparation, filing or recording of an assignment, financing statement, notice or other writing, such being subject to Lender’s express written approval in its sole and absolute discretion. Borrower authorizes Lender to file financing statements to perfect Lender’s security interest in the Collateral and agrees to execute, acknowledge and deliver all such further and additional instruments and documents, and take such other actions, as may be reasonably necessary or advisable, or as Lender or its counsel may reasonably request from time to time, in order to preserve, perfect and maintain Lender’s rights hereunder, under the Security Agreement, and under each of the other Loan Documents.

Section 2.2 Administration of Collateral and Collections.

(a) Payment and Receipt Processing. Borrower and/or Servicer shall instruct all collection agencies or Persons acting as such to submit Collections directly to the Custodial Account, as established by Borrower for the benefit of Lender. Borrower shall direct that any and all other Collections (other than Asset Liquidation Proceeds) from parties other than Obligors shall be deposited into the Custodial Account. Borrower shall direct that any and all Asset Liquidation Proceeds (e.g. the net proceeds of sales of Assets or of putback rights against Asset Sellers, etc.) shall be paid directly to Lender by wire transfer of immediately available funds to an account specified by Lender.

(b) Distribution of Payments and Collections. For each Asset Portfolio, all Collections received by the Cutoff Date on account of servicing the Assets in such Asset Portfolio, together with earned interest, if any, on such amounts, and net of any amounts paid as a result of putback rights from third parties (such Collections, plus such interest and net of such amounts paid, in the aggregate, the “Asset Portfolio Net Collections”), will be distributed (or allocated, in the case of Asset Liquidation Proceeds which have previously been paid directly to Lender) by Borrower pursuant to this Loan Agreement on each Distribution Date in the following order, and as may be more particularly specified in the Remittance Report for the Loan associated with such Asset Portfolio, which Remittance Report shall be in the form attached hereto as Exhibit D, and which must be delivered to Lender (together with the monthly bank statement for the Custodial Account for the prior calendar month) sufficiently prior to such Distribution Date such that Lender may review such Remittance Report and, if need be, discuss same with Borrower such that such Remittance Report may be revised to the extent necessary so that it may be expressly approved in writing by Lender, as such approval is required prior to Borrower making any distributions relating to such Asset Portfolio:

(i) First, to the custodian bank for the Custodial Account for payment of applicable fees;

(ii) Second, to Lender for any unreimbursed payments or advances made by Lender for the protection of the Collateral as the Lender deemed necessary or advisable, and for reasonable out-of-pocket expenses incurred by Lender or its agents with respect to enforcement of the Note in connection with such Loan as Lender reasonably deemed necessary or advisable, with respect to such Asset Portfolio (any and all of the foregoing, “Lender Advances”);

(iii) Third, to Servicer for the Servicing Fees as set forth in Schedule 1 of the relevant Proposal for such Asset Portfolio, as have been previously expressly agreed to in writing by Lender, and out of which Servicer shall pay the Servicing Expenses relating to such Asset Portfolio, as specified in the Proposal for such Asset Portfolio;

(iv) Fourth, <Intentionally Deleted.>;

(v) Fifth, to Lender in an amount equal to Lender’s Asset Management Fee, calculated with respect to such Asset Portfolio;

(vi) Sixth, to Lender in payment of the accrued but unpaid Fixed Interest due (in accordance with Section 1.6(a)) on the Loan associated with such Asset Portfolio. If the Asset Portfolio Net Collections remaining after the distributions set forth in subparagraph (i) through subparagraph (v) above are not sufficient to pay all such Fixed Interest, then Borrower may apply towards such Fixed Interest payment any Asset Portfolio Net Collections from one or more other Asset Portfolios, each of which must have sufficient Asset Portfolio Net Collections to make the distributions with respect to such other Asset Portfolio as are required in subparagraph (i) through subparagraph (vii)(C) of this Section 2.2(b) (collectively, the “Required Distributions”) (each such qualifying other Asset Portfolio, a “Qualifying Asset Portfolio”). Each such application shall be limited to the amount by which the Asset Portfolio Net Collections of such Qualifying Asset Portfolio exceed the amount which is required for the Required Distributions for such Qualifying Asset Portfolio. Any such application of Asset Portfolio Net Collections from any Qualifying Asset Portfolio shall require Borrower to deliver to Lender together with the Remittance Report a written analysis of its justification for such application and a reasoned projection of when the Asset Portfolio Net Collections for such Asset Portfolio shall return to a level sufficient for it to pay the Required Distributions for such Asset Portfolio. If, in the event of any need to apply excess Asset Portfolio Net Collections under this subparagraph (vi), there exists more than one Qualifying Asset Portfolio from which to apply excess Asset Portfolio Net Collections, then applications shall be made from such Qualifying Asset Portfolios in the order set forth in subparagraph (vii)(E) below. If after the application of all available excess Asset Portfolio Net Collections from all available Qualifying Asset Portfolios there remains any accrued but unpaid Fixed Interest due, then the amount of the deficiency shall be paid directly by Borrower to Lender from its own account and Borrower will be entitled to repayment of such amount as provided under subparagraph (viii) as Borrower’s Contributions;

(vii) Seventh:

(A) first, to Lender in payment of principal of the Loan associated with such Asset Portfolio in accordance with the Proposal relating thereto and pursuant to the Portfolio Amortization Schedule set forth in Schedule 2 attached to such Proposal (subject to any changes made thereto pursuant to and in accordance with Section 1.10(a)), or in accordance with the pro rata monthly progress payments which may be required under subparagraph (x) below;

(B) second, to Lender as additional payment of principal of the Loan associated with such Asset Portfolio, until such time as Lender has received the entire balance of principal with respect to such Loan;

(C) third, if there exists any Event of Default with respect to any Loan, then to Lender to be applied to such interest, principal or other amounts due and owing to Lender with respect to such Loan, including any such amounts payable to Lender pursuant to subparagraph (ix) of this Section 2.2(b), as a result of such Event of Default on such Loan;

(D) if the Cutoff Date is in a month which is the 6th, 12th, or 18th month amortization target for the Loan associated with such Asset Portfolio or any month in which pro rata monthly progress payments for such Loan are required under subparagraph (x) below, and the Asset Portfolio Net Collections remaining after the distributions set forth in subparagraph (i) through subparagraph (vi) above are not sufficient to pay the amount of principal then due under subparagraph (vii)(A) above, then Borrower may apply towards such principal payment Asset Portfolio Net Collections from one or more Qualifying Asset Portfolios, each of which (1) remains a Qualifying Asset Portfolio after any contributory allocations under subparagraph (vi) above, and (2) has satisfied its most recent 6th, 12th, or 18th month amortization target. Each such application shall be limited to the amount by which the Asset Portfolio Net Collections of such Qualifying Asset Portfolio exceed the amount which is required for the Required Distributions for such Qualifying Asset Portfolio. Any such application of Asset Portfolio Net Collections from any Qualifying Asset Portfolio shall require Borrower to deliver to Lender together with the Remittance Report a written analysis of its justification for such application and a reasoned projection of when the Asset Portfolio Net Collections for such Asset Portfolio shall return to a level sufficient for it to pay the Required Distributions for such Asset Portfolio. If, in the event of any need to apply excess Asset Portfolio Net Collections under this subparagraph (vii)(D), there exists more than one Qualifying Asset Portfolio from which to apply excess Asset Portfolio Net Collections, then applications shall be made from such Qualifying Asset Portfolios in the order set forth in subparagraph (vii)(E) below. If after the application of all available excess Asset Portfolio Net Collections from all available Qualifying Asset Portfolios there remains any principal then due under subparagraph (vii)(A) above with respect to such Asset Portfolio, then the amount of the deficiency shall be paid directly by Borrower to Lender from its own account and Borrower will be entitled to repayment of such amount as provided under subparagraph (viii) as Borrower’s Contributions;

(E) if, in the event of any need to apply excess Asset Portfolio Net Collections under subparagraph (vi) above or subparagraph (vii)(D) above, there exists more than one Qualifying Asset Portfolio from which to apply excess Asset Portfolio Net Collections, then applications shall be made from such Qualifying Asset Portfolios in the following order:

(1) first, from those Qualifying Asset Portfolios which have no remaining outstanding principal balance with respect to the Loan associated with such Qualifying Asset Portfolio, and which are then distributing Asset Portfolio Net Collections under subparagraph (ix) below;

(2) second, from those Qualifying Asset Portfolios which have no remaining outstanding principal balance with respect to the Loan associated with such Qualifying Asset Portfolio, and which are then distributing Asset Portfolio Net Collections under subparagraph (viii) below.

(viii) Eighth, upon the payment in full of all accrued and outstanding Fixed Interest and all outstanding principal of the Loan associated with such Asset Portfolio, unless applied to another Asset Portfolio under subparagraph (vi) above or subparagraph (vii)(D) above as excess Asset Portfolio Net Collections, to Borrower, until such time as Borrower has received the balance of Borrower’s Contributions made with respect to such Loan. If there exists any Event of Default with respect to any Loan, then no distribution under this subparagraph shall be made hereunder until such Event of Default has been cured in full;

(ix) Ninth, upon the payment in full of all accrued and outstanding Fixed Interest and all outstanding principal of the Loan associated with such Asset Portfolio, a percentage equal to the Lender’s Residual Percentage of the remaining Asset Portfolio Net Collections with respect to such Asset Portfolio will be distributed to Lender (the “Lender’s Residual”), and, if no Event of Default has occurred and is continuing, then a percentage equal to the Borrower’s Residual Percentage of the remaining Asset Portfolio Net Collections with respect to such Asset Portfolio will be distributed to Borrower (the “Borrower’s Residual”); and

(x) Tenth, notwithstanding the above, if under either subparagraph (vi) or subparagraph (vii) there is either (A) a Borrower’s Contribution, or (B) an application of excess Asset Portfolio Net Collections from a Qualifying Asset Portfolio, then, with respect to the Asset Portfolio with respect to which the Borrower’s Contribution or application of excess Asset Portfolio Net Collections was made, Borrower shall be required to make pro rata monthly progress payments under subparagraph (vii)(A) above toward the next scheduled amortization targets for the Loan associated with such Asset Portfolio.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BORROWER AND SERVICER

To induce Lender to make Loans under this Loan Agreement, each of Borrower and Servicer severally makes the following representations and warranties as to itself (and, in the case of Sections 3.2 and 3.3, Borrower also makes the representations and warranties relating to Debt Resolve), which shall survive the execution and delivery of the Loan Documents and shall be deemed to be made as of each Borrowing Date and shall continue in full force and effect until payment in full by Borrower of all amounts payable hereunder or under the Loan Documents and the termination of this Loan Agreement.

Section 3.1 Corporate Existence and Power. Each of Borrower and Servicer is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware with all requisite power and authority to own and operate its property and assets, to conduct the businesses in which it is engaged or proposes to engage, and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party. Borrower does business only under the name of “EAR Capital I, LLC.”

Section 3.2 Authorization. The execution, delivery and performance of the Loan Documents by Borrower and Servicer have been duly authorized by all necessary limited liability company action. The execution, delivery and performance of the Loan Agreement by Debt Resolve have been duly authorized by all necessary corporate action. Each of Borrower, Debt Resolve and Servicer has duly authorized, executed and delivered the Loan Documents to which it is a party, and each such Loan Document, assuming the due authorization and execution thereof by Lender, constitutes its legal, valid and binding obligation, enforceable against Borrower, Debt Resolve or Servicer, as applicable, in accordance with its respective terms, subject to bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditor’s rights generally and by general principles of equity.

Section 3.3 Compliance with Law and Other Agreements. Each of Borrower, Debt Resolve and Servicer is not in violation of, or in default under, any terms of its certificate or articles of formation, operating agreement or limited liability company agreement, certificate of incorporation, or bylaws, as applicable, or any law or governmental regulation applicable to it or any agreement to which it is a party, which violation or default would have a Material Adverse Effect. The execution, delivery, and performance by Borrower, Debt Resolve or Servicer of the Loan Documents to which they are a party, the consummation of the transactions contemplated herein or therein and the compliance with the terms and provisions hereof or thereof will not contravene any material provision of any law or regulation to which Borrower, Debt Resolve or Servicer is subject or any order or decree of any court of governmental authority applicable to Borrower, Debt Resolve or Servicer, and will not result in any material breach of or constitute a default under any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower, Debt Resolve or Servicer is a party or by which it or its properties are bound, or result (except as contemplated by this Loan Agreement and the Security Agreement) in the creation or imposition of any Lien on any of the property or assets of Borrower or Servicer. Each of Borrower and Servicer holds all of the permits, licenses, certificates, consents and other authorizations of applicable governmental entities required by law to own and service the Asset Portfolios, the absence of which would have a Material Adverse Effect.

Section 3.4 Litigation. There are no actions, suits, proceedings, or investigations pending, or, to the knowledge of Borrower, threatened, against or affecting Borrower, Servicer, any of their respective subsidiaries or the principals thereof, or any of their respective properties, nor is there any outstanding judgment, order, writ, injunction, decree or award affecting Borrower, Servicer, any of their respective subsidiaries or the principals thereof, or any of their respective properties before any court or before any federal, state, municipal or other governmental department, commission, board, bureau or agency, which, either separately or in the aggregate, is reasonably likely to have a Material Adverse Effect, and neither Borrower nor Servicer knows of any basis for any such suit, proceeding, or investigation.

Section 3.5 Ownership; Liens. Beginning on the applicable Borrowing Date, Borrower has a valid, first priority ownership interest in the respective Assets, free and clear of all Liens other than (a) the Lien in favor of Lender created pursuant to the Security Agreement, (b) the lien of taxes not yet due and payable, and (c) the lien, if any, of attorneys or others in possession of Collateral for the purposes of collection.

Section 3.6 No Materially Adverse Contracts. Neither Borrower nor Servicer is obligated under any contract or agreement or under any law, regulation or decree which is reasonably likely to have a Material Adverse Effect.

Section 3.7 Disclosure. The Loan Documents and the certificates, exhibits and schedules attached thereto or furnished to Lender by Borrower or Servicer in connection with the closing of any Loan, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. To the best knowledge of each of Borrower and Servicer, except as previously disclosed to Lender in writing, there is no fact or condition existing as of the date hereof which has, or in the future is reasonably like to have, a Material Adverse Effect.

Section 3.8 Government Approval. Except for the filing of financing statements with respect to Borrower, or as may be provided in the Asset Purchase Agreements, neither Borrower nor Servicer is required to obtain any order, consent, approval or authorization of, or presently required to make any declaration or filing with any governmental authority in connection with, their respective execution, delivery or performance of any Asset Purchase Agreement or any Loan Document.

Section 3.9 Professional Capability. Each of Borrower and Servicer have (a) appropriate and sufficient personnel and management with appropriate and sufficient experience to properly undertake and implement the obligations of Borrower and Servicer, respectively, under the Loan Documents, and (b) established and instituted proper and necessary controls and procedures to manage and operate the acquisitions and servicing, respectively, contemplated to be implemented by the Loan Documents.

Section 3.10 Limited Authority over Custodial Account. Borrower has no authority to withdraw funds from the Custodial Account, except as authorized in Section 2.2(b) of this Loan Agreement or unless otherwise as expressly directed and consented to in writing by Lender.

Section 3.11 Credit and Collection Policy. The Credit and Collection Policy delivered by Servicer to Lender is true, correct and complete in all material respects.

ARTICLE IV
ASSET SERVICING

Section 4.1 Servicer. The servicing, administering, and collection of the Assets shall be conducted by a qualified servicer which agrees to perform the customary duties, obligations and covenants of a servicer, subject and pursuant to the terms of this Loan Agreement and the other Loan Documents. The term “Servicer” as used in this Loan Agreement shall mean, initially, DRV Cap, and subsequently, any subsequent servicer expressly approved in advance by Lender in writing in its sole discretion, together with, in each and every case, each and every agent and third party expressly approved by Lender to act for or on behalf of such servicer. DRV Cap hereby accepts such duties, obligations and covenants and agrees to serve as the initial Servicer hereunder. Servicer shall be entitled to receive Servicing Fees from Collections (but calculated excluding Asset Liquidation Proceeds) received on account of each particular Asset Portfolio as provided in the applicable Proposal and Section 2.2. Servicer shall be responsible for the costs of agency and law firm system setup in connection with servicing the Assets. Servicer may subcontract services to outside service providers with Lender’s express prior written approval. Servicer shall, at its expense, conduct on-site audits of subcontractors and vendors retained to service any of the Assets. Notwithstanding anything to the contrary contained in this Loan Agreement, all servicing and collection contracts and/or agreements entered into by either Borrower or Servicer in regard to servicing the Assets shall contain industry standard terms and provisions and shall be expressly approved in advance by Lender in writing.

Section 4.2 Replacement Servicer. If the initial Servicer (or any replacement Servicer) is terminated as Servicer pursuant to Section 4.5 below, then Borrower shall select a replacement Servicer and, upon Lender’s express written approval and consent to such replacement Servicer, shall enter into a new servicing agreement with such replacement Servicer containing industry-standard terms and provisions and providing for such Servicing Fees and such other terms and conditions as Lender may expressly approve in writing; provided, however, that each such replacement Servicer shall agree in writing (an original copy of which shall be delivered to Lender) to comply with, and be bound by, all of the terms, provisions and conditions of this Loan Agreement to which the initial Servicer hereunder is bound, subject to such other terms and conditions set forth in the new servicing agreement as Lender may expressly approve in writing. Borrower may not terminate the engagement of any Servicer or transfer or assign the responsibility of servicing the Assets from Servicer to any other Person without the express prior written consent of Lender.

Section 4.3 Duties of Servicer.

(a) Credit and Collection Policy. For each Asset Portfolio, Servicer shall manage, service, administer, and collect the Assets in accordance with the respective provisions of the Credit and Collection Policy, as in effect from time to time, with the goal of achieving the projections in the applicable Portfolio Budget attached as Schedule 3 to the Proposal for such Asset Portfolio.

(b) Standard of Care. In performing its duties and obligations under this Loan Agreement, Servicer will comply with all applicable Credit and Collection Laws and will apply in performing such duties and obligations, those standards, policies and procedures which are the higher or most stringent of either (i) commercially reasonable standards, policies and procedures, or (ii) those standards, policies and procedures which Servicer applies with respect to assets owned by Servicer or that Servicer services for, at least in part, its own benefit or the benefit of Borrower, and which, in either case, are not financed by Servicer or any Affiliate thereof, and which is not related to or part of any transaction with Lender pursuant to the Loan Documents or any successor documents. In performing its duties and obligations hereunder, Servicer shall maintain all state and federal licenses, permits and franchises necessary for it to perform its responsibilities hereunder, and shall not impair the rights of Borrower or Lender in the Collateral.

(c) Credit and Collection Policy Changes. Servicer shall make no changes to its Credit and Collection Policy without the express prior written consent of Lender.

(d) Insurance. Servicer shall maintain an errors and omissions insurance policy providing coverage in an amount of not less than $1,000,000 and a fidelity bond in an amount of not less than $100,000, in each case, in such form as is customary for loan servicers acting in respect of consumer loans on behalf of institutional investors therein. Borrower and Lender shall be named as additional insureds under such insurance policy, and as beneficiaries under such bond, and shall be furnished with not less than thirty (30) calendar days prior written notice before any amendment or cancellation thereof.

(e) Defend Against Claims Through Servicer. Servicer shall defend Borrower’s and Lender’s right, title and interest to and in the Collateral against all claims of third parties claiming through or under Servicer.

(f) No Transfers of Assets. Servicer shall not sell, pledge, assign, or transfer to any other Person, or grant, create, incur, assume, permit or suffer to exist any Lien on any assets of Borrower, including the Collateral, other than as permitted by the Loan Documents or as otherwise agreed to by Lender.

(g) General. Servicer shall collect all payments due under the Assets, account for such payments, comply with the Custodial Account procedures, set up a program for collecting data and records, storing such records, and making reports to Lender with respect to the Collateral in substantially the form attached hereto as Exhibit F (each, a “Collateral Report”) and collections on the Assets, as reflected in the Remittance Reports. Servicer shall provide Lender with such Collateral Reports and Remittance Reports in electronic form at Lender’s request, subject to Lender’s right to approve the Remittance Report provided for in Section 2.2. The Collateral Reports and Remittance Reports shall be submitted to Lender by the fifth (5th) Business Day after the Cutoff Date.

(h) Term. Servicer shall commence servicing each Asset Portfolio on the date such Asset Portfolio is acquired by Borrower and shall continue servicing such Asset Portfolio until the earlier of (i) the collection, resolution, disposition or charge-off of the entire Asset Portfolio to Borrower’s and Lender's satisfaction, (ii) the appointment of a new Servicer under Section 4.5, or (iii) the written agreement of Borrower and Lender stating otherwise.

(i) No Subcontracting Without Consent. Notwithstanding anything to the contrary contained in this Loan Agreement, Servicer shall not enter into any servicing or collection contracts or agreements with third parties in regard to servicing the Assets without Lender’s express prior written approval.

Section 4.4 Servicer’s Indemnification. Servicer agrees to indemnify, defend and hold Lender harmless from and against any and all losses, damages, costs, claims, expenses (including reasonable attorneys fees) and liabilities to third parties growing out of or resulting from (i) the failure of Servicer to comply with all applicable Credit and Collection Laws; (ii) the actions of any of the agents, representatives or employees of Servicer taken in connection with the collection activities with respect to the Assets; (iii) the misapplication (whether negligent or intentional), misappropriation, conversion or theft of any part of the Collateral by any officer, director, manager, employee, agent or representative of Servicer; (iv) a Servicer Termination Event, or (v) fraud or material misrepresentation by Servicer.

Section 4.5 Termination of Servicer.

(a) Notwithstanding anything to the contrary contained in this Loan Agreement, the occurrence and continuance of any of the following shall constitute a “Servicer Termination Event”:

(i) the occurrence and continuance of an Event of Default by Servicer hereunder;

(ii) Servicer has breached any of the terms and conditions of Section 4.3 and has not cured such breach within five (5) calendar days;

(iii) Servicer’s failure to deliver any Collateral Report and/or any Remittance Report to Lender by the fifth (5th) Business Day after the Distribution Date by which such report was due;

(iv) Servicer’s failure to transfer, deposit or deliver to Lender any proceeds, or make any payment, in each case as required under this Loan Agreement or any other Loan Document, and such failure remains unremedied for more than three (3) Business Days;

(v) Unless as otherwise provided herein, any breach by Servicer of any covenant, term, agreement or condition contained in any Loan Document to which it is a party (other than any failure to pay under Section 6.1(a) or provide reports in a timely manner), which breach has a Material Adverse Effect, and the same shall continue unremedied for a period of fifteen (15) calendar days after the Servicer has or reasonably should have had notice thereof (provided, however, that such fifteen (15) calendar day period shall only be applicable if Servicer uses diligent efforts during such time to cure such breach) or such other amount of time permitted for cure that is specifically provided herein;

(vi) Servicer delegates its duties under this Loan Agreement, except to the extent that Servicer retains responsibility to Lender for the performance of such duty or to the extent otherwise permitted hereby;

(vii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of Servicer, or of a substantial part of the property or assets of Servicer, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Servicer or for a substantial part of the property or assets of Servicer, or (C) the winding-up or liquidation of Servicer; and such proceeding or petition or appointment shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(viii) Servicer shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (vii) above, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for Servicer or for a substantial part of the property or assets of Servicer, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (G) take any action for the purpose of effecting any of the foregoing; or

(ix) any representation or warranty made by Servicer in this Loan Agreement, any certificate, any Collateral Report and/or Remittance Report delivered pursuant to this Loan Agreement shall prove to have been false or misleading when made in any respect that has a Material Adverse Effect, and the same shall continue unremedied for a period of fifteen (15) calendar days after the earlier to occur of (A) discovery by a senior officer of Servicer, and (B) the date on which written notice thereof, requiring the same to be remedied, shall have been received by a senior officer of Servicer; provided, however, that such fifteen (15) calendar day period shall only be applicable if Servicer uses diligent efforts during such time to cure such breach;

(b) Upon any Servicer Termination Event and after any allotted cure period as may be set forth above if such Servicer Termination Event shall be continuing, Lender may notify Servicer and Borrower in writing that Servicer is terminated and shall cease all future servicing of the Assets after a certain date and time (the “Replacement Date”) no later than five (5) Business Days after the date of such notice, and that all such future servicing shall be undertaken by a new Servicer. Borrower shall then, in accordance with Section 4.2, designate a new Servicer (which is acceptable to and expressly approved in writing by Lender) and enter into a new servicing contract with such new Servicer by the Replacement Date which contract shall comply with Section 4.2 and shall provide for the new Servicer to commence servicing the Assets on the Replacement Date. If Borrower fails to designate a new Servicer acceptable to Lender by the third (3rd) calendar day prior to the Replacement Date, then Lender may designate the new Servicer (and which new Servicer may, but need not, be Lender (or its designee)). Upon receipt of such written termination notice Servicer shall terminate its activities as Servicer hereunder and facilitate as quickly as commercially practicable, the transition of the performance of such activities to the new Servicer prior to the Replacement Date, and the new Servicer shall assume each and all of Servicer’s said obligations to service and administer the Assets, on the terms and subject to the conditions herein set forth and Servicer shall use its best efforts to assist the new Servicer in assuming such obligations. Upon Lender’s request following the termination of Servicer hereunder, Servicer shall refer inquiring Obligors to a telephone number provided by Lender or Lender’s designee and shall forward all correspondence received from Obligors to Lender or Lender’s designee within three (3) Business Days following Servicer’s receipt of such correspondence.

(c) If Servicer (or any subsequent Person acting as Servicer) is terminated as Servicer and servicing is to be performed by a new Servicer, then such new Servicer shall (i) enter into a new servicing agreement with Borrower (or with Lender, on Borrower’s behalf, if Lender designates the new Servicer) containing industry-standard terms and provisions and providing for such Servicing Fees and such other terms and conditions as to which Borrower may agree and Lender may expressly approve in writing (or to which Lender may agree, if Lender designates the new Servicer), and (ii) enter into, in order to have all the rights and assume all the duties and obligations of Servicer under this Loan Agreement, including without limitation this Section 4.5, a written agreement (an original copy of which shall be delivered to Lender) to comply with, and be bound by, all of the terms, provisions and conditions of this Loan Agreement to which the initial Servicer hereunder is bound, subject to such other terms and conditions as may be set forth in the new servicing agreement.

Section 4.6 Rights of Servicer Upon the Occurrence of a Servicer Termination Event. Upon the occurrence and during the continuance of a Servicer Termination Event and following the appointment of a new Servicer, the power and authority of Servicer, as initial Servicer (or any subsequent Person acting as the Servicer), to collect the Assets in the ordinary course of business shall be deemed to be immediately revoked and terminated, and with or without such general notification, and, subject to the limitations and requirements of Section 4.3, the new Servicer shall have the authority to do one or more of the following:

(a) issue a receipt to any person obligated to pay any amount on account of any Asset, which shall be a full and complete release, discharge, and acquittance to such person to the extent of any amount so paid to the new Servicer

(b) endorse the name of Borrower and/or Servicer or any subsequent Person acting as Servicer (as applicable) upon any check, draft, instrument, receipt, instruction, or other document or item, including all items evidencing payment upon any Asset or other indebtedness constituting Collateral, for which the new Servicer is hereby granted an irrevocable power of attorney, which grant is coupled with an interest; or

(c) endorse or otherwise execute all instruments, instructions or other documents, agreements, or items on behalf of Borrower and/or Servicer or any subsequent Person acting as the Servicer, as shall be reasonably deemed by the new Servicer to be necessary or advisable in order to collect upon any Collateral or protect Lender’s security interest in any Collateral, for which the new Servicer is hereby granted an irrevocable power of attorney, which is coupled with an interest.

ARTICLE V
COVENANTS OF BORROWER AND SERVICER

Each of Borrower and Servicer (where applicable) covenants and agrees that from the date hereof and until payment in full of the Note and of all other amounts due under this Loan Agreement:

Section 5.1 Business and Existence. Each of Borrower and Servicer will perform all things necessary to preserve and keep in full force and effect its limited liability company existence and use its commercially reasonable efforts to comply in all material respects with all laws applicable to it. Borrower will not engage in any line of business other than purchasing consumer and commercial loan receivables and the holding and collection of the Assets, without the prior written consent of Lender. Except for cash, business equipment, supplies, hardware, software and/or contract rights incidental to the operation of Borrower as contemplated by this Loan Agreement and those Assets it is allowed to purchase subject to Sections 1.2, 1.3(b), and 5.24, Borrower will not own assets other than the Assets.

Section 5.2 Payment of Obligations and Expenses. Borrower will pay and discharge all of its indebtedness, obligations and expenses promptly in accordance with normal terms and practices of its business, before the same shall become delinquent, as well as all lawful claims for labor, materials and supplies which otherwise, if unpaid, might become a lien or charge upon its properties or assets or any part thereof. Borrower shall not be required to pay any obligation so long as Borrower shall contest, in good faith and at its own cost and expense, the amount or validity thereof, in an appropriate manner or by appropriate proceedings which shall operate during the pendency thereof to prevent the collection of or other realization upon the obligations so contested; provided, however, that no such contest shall subject Lender to the risk of any liability. Borrower shall give Lender prompt written notice of any such contest.

Section 5.3 Payment of Taxes and Assessments. Borrower shall pay when due all taxes, assessments and other governmental charges or levies which become due and payable by Borrower to any political entity, subdivision or department thereof under any law now or hereafter in force or effect. Borrower, however, shall not be required to pay any tax, charge or assessment so long as Borrower shall contest, in good faith and at its cost and expense, in its own name and behalf, the amount or validity thereof, in an appropriate manner or by appropriate proceedings which shall operate during the pendency thereof to prevent the collection of or other realization upon the tax, assessment, levy or charge, so contested, provided that no such contest shall subject Lender to the risk of any liability. Borrower shall give Lender prompt written notice of any such contest.

Section 5.4 Notice of Event of Default. As soon as practicable after an officer of Borrower or Servicer has knowledge of an Event of Default or any condition which, with the passage of time could become an Event of Default, Borrower or Servicer, as the case may be, will furnish Lender with written notice of the occurrence of any such event or the existence of any such condition which constitutes or upon written notice or lapse of time could constitute an Event of Default.

Section 5.5 Asset Information. Each of Borrower and Servicer will provide Lender sufficient information to allow Lender to make an informed decision with respect to a Proposal. Such information shall include, but not be limited to, a complete Proposal (including all schedules thereto) relating to the requested Loan and any information supporting such complete Proposal, information provided to Borrower by Asset Sellers related to the proposed Assets, internally generated stratifications and analyses of the proposed Assets, asset portfolio write-ups prepared by Borrower, key assumptions used in projecting future cash flows of the proposed Assets, historical numbers on the proposed Assets, and proposed Asset Purchase Agreements. Notwithstanding the foregoing, the failure to provide any requested information other than that expressly specified in the immediately preceding sentence shall not constitute a default or Event of Default hereunder, and Lender’s sole remedy in such event shall be to reject the subject Proposal.

Section 5.6 Other Information. Each of Borrower and Servicer will furnish such other information regarding the operations, business affairs and financial condition of Borrower or Servicer or their respective properties or assets (including, but not limited to, the Assets or other Borrower assets) as Lender may reasonably request for the purpose of determining compliance with the Loan Documents.

Section 5.7 Right of Inspection. Upon request of reasonable notice by Lender, each of Borrower and Servicer shall permit any person designated by Lender, at Lender’s expense, to visit and inspect any of the properties, books and financial reports of Borrower or Servicer and to discuss its affairs, finances and accounts related to the Loans, all at such reasonable times during ordinary business hours of Borrower or Servicer and as often as Lender may reasonably request for the purpose of determining compliance with the Loan Documents, or the status of the Assets and/or the Collateral; provided, however, that Lender will use reasonable efforts to conduct (or have conducted) any such examination or inspection so as to minimize disruptions to the operations of Borrower or Servicer.

Section 5.8 Asset Portfolio Acquisition List. Borrower shall furnish to Lender, no later than five (5) calendar days after each month-end, a list of the Asset Portfolios, if any, acquired by Borrower or its Affiliates during the previous month. Such list shall be certified by an officer of Borrower as to its completeness and include the following pieces of information: name of Asset Seller; size of Asset Portfolio; purchase price; and general collateral characteristics.

Section 5.9 Compliance Certificate. Each of Borrower and Servicer will deliver to Lender, within forty-five (45) calendar days after the end of each calendar quarter, a certificate dated as of the end of the quarter in question and signed by a responsible officer of such party stating (i) that as of the date thereof no Event of Default has occurred and is continuing or exists (or, if an Event of Default exists, the nature thereof), (ii) that all respective representations and warranties of Borrower or Servicer, as the case may be, set forth in this Loan Agreement remain true and correct in all material respects as of the date of such compliance certificate, and (iii) that each has carried out its respective obligations under this Loan Agreement in all material respects.

Section 5.10 Reimbursement of Collection and Enforcement Expenses. Borrower will reimburse Lender, upon demand, for any and all costs, including reasonable attorneys’ fees and expenses, actually incurred by Lender or its agents in either collecting any sums payable by Borrower under the Loan Documents or enforcing any of Borrower’s obligations under the Loan Documents.

Section 5.11 Liens; Other Debt. Neither Borrower nor Servicer will sell, transfer or assign any part of the Collateral, except as permitted herein or as may be agreed to by Lender, or contract, create, or incur any Liens upon or grant any security interest in any of the Collateral, whether now owned or hereafter acquired, except (i) the Lien in favor of Lender created pursuant to the Security Agreement, (ii) the lien of taxes not yet due and payable, and (iii) the lien, if any, of attorneys or others in possession of Collateral for the purposes of collection. Borrower will not incur any debt, secured or unsecured, direct or contingent (including guarantying any obligation), other than the Loans or accounts payable and accruals incurred in the ordinary course of Borrower’s business.

Section 5.12 Consolidation, Merger, Sale of Collateral; Changes to Organizational Documents. Borrower will not (a) wind up, liquidate, or dissolve its affairs, (b) enter into any transaction of merger or consolidation, or (c) convey, sell, lease or otherwise dispose of the Collateral or any part thereof, except in the normal course of collections on the Asset Portfolios; provided, however, that any disposition of any nature of any item of Collateral (other than in the normal course of collections) shall require the prior express written approval of Lender. Borrower will not amend its certificate of incorporation or its articles of formation or bylaws or limited liability company or partnership agreement (as applicable) without the prior express written consent of Lender, determined in Lender’s reasonable discretion.

Section 5.13 Other Agreements. Neither Borrower nor Servicer will enter into any agreement containing any provision that would be violated or breached by the performance of their respective obligations under any Loan Document.

Section 5.14 Use of Loan Proceeds. Borrower shall apply the proceeds of the Loans only to pay the Cost of the Asset Portfolios and for no other purpose.

Section 5.15 Notification of Legal Process. Each of Borrower and Servicer will promptly notify Lender of any attachment or other legal process levied against any of the Collateral and any information received by Borrower or Servicer relative to the Collateral that may materially or adversely affect the value thereof or the rights and remedies of Lender with respect thereto.

Section 5.16 Transactions with Affiliates. Borrower will not, either directly or indirectly, enter into any contracts, agreements or transactions, including but not limited to, brokerage contracts, property management agreements, sales contracts for the providing of any other goods or services, or the reimbursement or payment of any fees or expenses, with any of its shareholders, officers, directors, managers, partners or members, or with any of Borrower’s Affiliates (including, without limitation, Servicer) or any entities owned in whole or in part by Borrower or its shareholders, officers, directors, managers, partners or members, without the express prior written consent of Lender. Lender hereby approves and consents to DRV Cap being engaged as the initial Servicer hereunder.

Section 5.17 Annual Financial Statements. Each of Borrower and Servicer shall, no later than one hundred twenty (120) calendar days after their respective fiscal year end, provide to Lender annual financial statements prepared in accordance with generally accepted accounting principles, consistently applied, and certified as correct by a senior and knowledgeable officer or manager of Borrower or Servicer, as the case may be. Borrower shall also, by such deadline, provide to Lender a copy of any audited financial statements which its parent company, DRV Cap, may provide to DRV Cap’s shareholders or the general public with respect to such fiscal year, together with any and all schedules or other financial materials that Borrower provides to DRV Cap in order to facilitate the preparation of DRV Cap’s audited financial statements.

Section 5.18 Quarterly Financial Statements. Each of Borrower and Servicer shall, no later than forty-five (45) calendar days after the end of each of their respective fiscal quarters, provide to Lender financial statements for such quarter prepared in accordance with generally accepted accounting principles, consistently applied, and certified as correct by a senior and knowledgeable officer or manager of Borrower or Servicer, as the case may be. Borrower shall also, by such deadline, provide to Lender a copy of any financial statements which its parent company, DRV Cap, may provide to DRV Cap’s shareholders or the general public with respect to such fiscal quarter, together with any and all schedules or other financial materials that Borrower provides to DRV Cap in order to facilitate the preparation of DRV Cap’s audited financial statements.

Section 5.19 Single Purpose Entity. If Borrower and Lender agree in writing to utilize a single purpose entity as Borrower, then the following terms and conditions shall apply:

(a) Compensation of Employees, Agents and Consultants; Limitation on Agency. Any employee, consultant, director, manager, or agent of Borrower will be compensated from Borrower’s own bank accounts for services provided to Borrower. Borrower will engage no agents other than (i) Servicer to service the Assets, and (ii) those expressly agreed to in writing by Lender in its sole and absolute discretion.

(b) Servicing Fees. Borrower is contracting with Servicer in this Loan Agreement to perform all operations required on a daily basis to service the Assets. Borrower will pay Servicing Fees to Servicer from Collections as specified in this Loan Agreement. Borrower does not expect to incur any material indirect or overhead expenses for items shared between Borrower and Servicer which are not reflected in documented service or administration fees. To the extent, if any, that Borrower and Servicer share items of expenses not reflected in its respective service or management fees (including, without limiting, legal, auditing, and other professional services), such expenses will be allocated to the extent practical on the basis of actual use of the services rendered, and otherwise on a basis reasonably related to actual use or value of services rendered.

(c) Expenses. Borrower’s operating expenses will not be paid by Servicer.

(d) Books and Records. Borrower’s books and records will be maintained separately from those of Servicer.

(e) Financial Statements. Any financial statements of Servicer which are consolidated to include Borrower shall contain detailed notes clearly stating that Borrower is a separate legal entity with its own separate creditors which will be entitled to be satisfied out of Borrower’s assets prior to any value in Borrower becoming available to Borrower’s equityholders.

(f) Holding of Funds and Assets. The assets of Borrower will be maintained in a manner that facilitates their identification and segregation from those of Servicer. Funds or other assets of Borrower will not be commingled with those of Servicer. Borrower shall not maintain joint bank accounts or other depository accounts to which Servicer (other than in its capacity as Servicer in the exercise of its servicing responsibilities under this Loan Agreement) has independent access. No funds of Borrower will at any time be pooled with any funds of Servicer other than while such funds are in the Custodial Account.

(g) Separate Legal Entities. Borrower acknowledges that all the parties entering into the Loan Documents, and any other related documents, do so in reliance on Borrower’s identity as a legal entity separate from Servicer.

(h) Arm’s Length Relationships. Borrower will maintain arm’s length relationships with Servicer and its Affiliates. Neither Borrower nor Servicer nor any of their respective Affiliates will be or will hold itself out to be responsible for the debts of the other or the decisions or actions relating to the daily business and affairs of the other.

(i) Loans to Other Parties. Except for Borrower’s Contributions, Borrower will not make any loans or advances to any third party (including, without limitation, any Affiliate).

Section 5.20 Collections Policy. Servicer shall be entitled to make exceptions to its general collections policy for individual Obligors, but only to the extent as is provided for in its Credit and Collection Policy.

Section 5.21 Minimum Monthly Payment Policy. Without the express prior written consent of Lender, Servicer shall not change its general collections policy regarding minimum monthly payments from that as set forth in its Credit and Collection Policy. Subject to the foregoing, Servicer shall be entitled to make exceptions to its general collections policy for individual Obligors under the same terms and conditions as it makes exceptions for other cardholders in portfolios of credit card receivables that it owns or services so long as such exceptions (in the aggregate) are not likely to have a Material Adverse Effect.

Section 5.22 Amendments to Asset Purchase Agreement. Borrower will not amend, modify or terminate any Asset Purchase Agreement without the express prior written consent of Lender.

Section 5.23 Transactions Involving Collateral. Except for Borrower’s Contributions and comparable advances made in the ordinary course of servicing, neither Borrower, Servicer, nor any of Borrower’s Affiliates will lend or invest money in, or borrow from, any Person that purchases all or any portion of the Collateral, or any interest therein, without the prior express written consent of Lender.

Section 5.24 Further Assurance on Third Party Financings. Notwithstanding Section 1.2, if DRV Cap (or any Affiliate thereof permitted in accordance with Section 1.3(c) to acquire a rejected Asset Portfolio) receives financing approval from a third party on any proposed purchase of an Asset Portfolio for which Lender has rejected the Proposal to fund the purchase of, then Borrower and Debt Resolve shall represent, warrant and reasonably demonstrate to Lender in writing that (a) no Material Adverse Effect shall result from, and that Lender shall not be adversely affected by, the consummation of any such third party financing and the acquisition of such Asset Portfolio by such permitted Affiliate, and (b) the Asset Portfolio for which such third party financing has been received has been presented to such third party financier in the same light and on the same (or less favorable to such financier) terms and conditions as it was initially presented to Lender in the relevant Proposal that was rejected by Lender.

Section 5.25 Custodial Account. Borrower and Servicer shall each cooperate fully with Lender and with any relevant third parties in the establishment of the Custodial Account. Borrower and Servicer shall each cooperate fully with Lender and the financial institution providing the Custodial Account so that Lender shall have, on an ongoing basis, unrestricted online access to such Custodial Account over the Internet so that Lender may access account statements and daily account activity.

ARTICLE VI
DEFAULT

Section 6.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Loan Agreement:

(a) Payment. Failure to make any payments of Fixed Interest, principal, or other amounts payable to Lender with respect to any Loan under the Note, this Loan Agreement or any other Loan Document within three (3) Business Days after the Distribution Date on which such payment is due;

(b) Reports. Failure to submit any Remittance Report or any Collateral Report on or before the fifth (5th) Business Day after the Distribution Date by which such report was due.

(c) Representations and Warranties. Any representation or warranty made by Borrower or Servicer in any Loan Document shall prove to be false, misleading, incomplete or untrue in any respect when made that has a Material Adverse Effect and, if susceptible of being remedied, has not been remedied within fifteen (15) Business Days after Borrower has or reasonably should have had notice thereof;

(d) Covenants. Any breach by Borrower, Debt Resolve or Servicer of any covenant, term, agreement or condition contained in any Loan Document, which breach (other than a breach by Debt Resolve of Section 1.2) has a Material Adverse Effect, and the same shall continue unremedied for a period of fifteen (15) Business Days after Borrower has or reasonably should have had notice thereof or for such other amount of time permitted for cure that may be specifically provided for in such Loan Document; provided, however, that either such time period shall only be applicable if the breaching party uses diligent efforts during such time to cure such breach;

(e) Bankruptcy or Insolvency. (i) The commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower and such proceeding shall not be dismissed within sixty (60) calendar days after the date of filing; (ii) Borrower is unable, or admits in writing its inability, to pay its recourse debts as they become due; (iii) Borrower makes an assignment for the benefit of creditors; (iv) Borrower files a petition or applies to any tribunal for the appointment of a custodian, receiver or any trustee for all or a substantial part of its assets; (v) Borrower, by any act or omission, indicates its consent, approval of, or acquiescence in the appointment of a receiver, custodian or trustee for all or a substantial part of its property; (vi) Borrower is adjudicated a bankrupt; (vii) Borrower becomes insolvent however otherwise evidenced; or (viii) Borrower ceases doing business as a going concern;

(f) Default in or Breach of Other Agreements. The occurrence and continuance of an “Event of Default” under the Loan Agreement or any other Loan Document, or the enforcement of remedies under any other agreement to which Borrower (or Servicer, as the case may be) is a party by another party thereto following the occurrence of any default or event of default thereunder or the breach by Borrower (or Servicer, as the case may be) thereunder, which enforcement has a Material Adverse Effect;

(g) Judgments. An uninsured portion of any judgment or order for the payment of money is entered against Borrower for more than One Hundred Thousand Dollars ($100,000) and such judgment is not, within thirty (30) calendar days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal;

(h) Ownership; Liens. Borrower shall fail for any reason to have a valid, first priority ownership interest or valid first priority perfected security interest in the Assets, or if Lender shall fail to have a first priority perfected security interest in the Collateral;

(i) Ownership and Control of Borrower and DRV Cap. (i) DRV Cap (while it serves as Servicer hereunder) shall experience a Change of Control, or (ii) DRV Cap ceases to own, directly or indirectly, one hundred percent (100%) of the capital stock and/or membership interests or other equity interests, as the case may be, of Borrower;

(j) Servicer Termination Event. The occurrence and continuance past any applicable cure period of a Servicer Termination Event;

(k) Loss or Damage. The occurrence of loss, theft, damage or destruction of any material portion of the Collateral, or the making of any seizure, unauthorized sale or other unauthorized transfer of any Collateral; or

(l) Failure to Enforce Asset Purchase Agreement. Borrower shall fail to diligently pursue enforcement of and remedies under any Asset Purchase Agreement or related document if either Borrower or DRV Cap (or any subsequent Servicer) becomes aware of, or should, through the exercise of the standard of care and conduct required of each of them by this Loan Agreement, be reasonably expected to become aware of, any material breach thereof by another party thereto or there exists a material risk of financial harm with respect to the value of the applicable Asset or Assets.

Section 6.2 Effect of Event of Default.

(a) Upon the occurrence and during the continuance of any Event of Default, Lender may at its option, by written notice to Borrower, declare the entire unpaid principal balance of the Note, and all other amounts due hereunder, immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower.

(b) An Event of Default with respect to any Loan shall be deemed an Event of Default with respect to all other Loans, it being Borrower’s and Lender’s intention that the Loans be fully cross-defaulted.

(c) Upon any Event of Default which continues beyond any applicable cure period, if any, Lender may, by written notice to Servicer, direct that, during the continuance of such Event of Default, all Collections be applied in accordance with Lender’s written instructions and in accordance with the Loan Documents, and Lender may exercise its rights under Section 4.5(b) hereunder as if a Servicer Termination Event has occurred such that Lender may replace Servicer with a new Servicer selected by Lender.

ARTICLE VII
DEFINITIONS

For purposes of this Loan Agreement, the following terms shall have the following meanings:

“Account Documents” means, with respect to the Assets, all customer agreements, notes, security agreements, financing statements, and such other evidences of indebtedness or documents and all electronic media containing any of the foregoing.

“Affiliate” means, as to any specified Person, (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person, and (b) each officer, director, manager, managing member, or general partner of such specified Person, and (c) each Person who is the beneficial owner of, or part of a family group which collectively owns, ten percent (10%) or more of any class of voting equity interest in such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person shall mean that any other Person shall be deemed to “control” such specified Person if the other Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of a voting equity interest, or by contract. The terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Agent” has the meaning set forth in Section 8.16.

“Assets” means non-performing, sub-performing, charged-off or otherwise distressed consumer debt obligations, consisting of consumer credit card debt or lease obligations, business credit card debt or lease obligations, consumer loans, and/or other small balance consumer receivables, that are identified in a Proposal or the acquisition of which by Borrower has been expressly approved in writing by Lender and are made subject to the Loan Documents, and including any amendments, modifications, replacements or renewals of such consumer debt obligations.

“Asset Liquidation Proceeds” means any and all proceeds which may be generated by any sale or other disposition of an Asset or from any exercise of any putback, refund or other similar rights against any Asset Seller, or which may otherwise be received from any Asset Seller, in each case net of fees and expenses of the transaction (including broker’s fees, accounting fees, rating agency fees and legal fees and expenses).

“Asset Management Fee” means, with respect to any Asset Portfolio, an amount payable to Lender equal to one percent (1%) of the Gross Collections received subsequent to the most recent prior Cutoff Date and on or prior to the applicable Cutoff Date.

“Asset Portfolio” means each pool or grouping of Assets purchased from time to time by Borrower from an Asset Seller.

“Asset Portfolio Net Collections” has the meaning set forth in Section 2.2(b).

“Asset Purchase Agreement” means the agreement under which the Borrower has agreed to purchase Assets from an Asset Seller.

“Asset Seller” means the Person from whom Borrower acquires Assets.

“Borrower” has the meaning set forth in the preamble to this Loan Agreement.

“Borrower’s Contribution” means, with respect to a Loan, the sum of (a) Borrower’s financial contribution toward payment of the Cost with respect to the related Asset Portfolio, (b) any Closing Costs and Asset Management Fees not otherwise paid at the closing of such Loan, as may be expressly approved in writing by Lender, and (c) any Fixed Interest and principal relating to such Loan, in each case paid by Borrower from its own account in accordance with Section 2.2(b).

“Borrower’s Residual” has the meaning set forth in Section 2.2(b)(ix).

“Borrower’s Residual Percentage” means, with respect to each Asset Portfolio, a percentage equal to thirty percent (30%).

“Borrowing Date” means, with respect to any Loan, the date of funding of such Loan.

“Business Day” means any day other than a Saturday or Sunday, or a date on which Lender, Borrower, Servicer or commercial banks in the State of New York generally are closed for regular business; provided, however, that notwithstanding the forgoing, any such day on which Borrower or Servicer is conducting normal business operations shall be a Business Day for the purpose of determining the Cutoff Date.

“Change of Control” means, with respect to any particular Person: (i) a sale of sixty percent (60%) or more (based on fair market value) of the assets of such Person; (ii) a merger or consolidation involving such Person in which such Person is not the surviving entity and the equityholders of such Person immediately prior to the completion of such transaction hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act, or comparable successor rules) of the securities of the surviving entity (excluding any equityholders who possessed a beneficial ownership interest in the surviving entity prior to the completion of such merger or consolidation transaction); (iii) a reverse merger involving such Person in which such Person is the surviving entity but the equity of such Person outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and the equityholders of such Person immediately prior to the completion of such transaction hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act, or comparable successor rules) of the surviving entity or, if more than one entity survives the transaction, the controlling entity; (iv) an acquisition by any other Person or group within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by such original Person or any Affiliate thereof) of the actual or beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act, or comparable successor rules) of securities of such original Person representing at least thirty percent (30%) of the combined voting power entitled to vote in the election of directors; or, (v) if the individuals who, as of the date of this Loan Agreement, are members of such Person’s Board of Directors (the "Incumbent Board”), cease for any reason to constitute more than fifty-one percent (51%) of such Person’s Board of Directors. (If the election, or nomination for election by such Person's equityholders, of any new member of such Person’s Board of Directors is approved by a vote of at least fifty percent (50%) of the Incumbent Board, then such new member of such Person’s Board of Directors shall be considered as a member of the Incumbent Board.)

“Chattel Paper” means any "chattel paper," as such term is defined in the Code, now owned or hereafter acquired by Borrower.

“Closing Costs” means the legal fees and expenses and the other fees and expenses approved by Lender for the initial Loan, to be paid by Borrower, as set forth in Exhibit E attached hereto.

"Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, then the term "Code" shall mean the Uniform Commercial Code as from time to time enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Report” has the meaning set forth in Section 4.3(g).

“Collections” means, with respect to any Asset Portfolio, all payments made by Obligors on account of the Assets in such Asset Portfolio, together with any other collections, income, interest, principal, penalty, late fees, extension fees, prepayment fees, or other fees on account of the Assets in such Asset Portfolio, and including Asset Liquidation Proceeds.

“Cost” means, for each Asset Portfolio, the Borrower’s purchase price plus such other fees as may be set forth in the Total Closing Costs and Funding Schedule attached as Schedule 4 to the Proposal for such Asset Portfolio and as expressly approved by Lender in advance in writing.

“Credit and Collection Policy” means those credit, collection, customer relations and customer service policies and practices and other written policies and procedures of Borrower or Servicer, as the case may be.

“Credit and Collection Laws” means state and federal laws governing the business of collecting consumer debt, including without limitation, the Fair Debt Collection Practices Act, the Federal Consumer Credit Protection Act and Regulation Z issued thereunder, the Federal Equal Credit Opportunity Act and Regulation B issued thereunder and the United States Bankruptcy Code, and, for each of the foregoing, the rules and regulations promulgated thereunder.

“Custodial Account” means an account (which shall be a lockbox or blocked account, at Lender’s discretion) which Borrower shall establish and maintain as a custodial account in trust for the benefit of Lender until the Loans have been paid in full, to which Lender shall have online access to account statements and account activity.

“Cutoff Date” means the last Business Day of each calendar month.

“Debt Resolve” has the meaning set forth in the preamble to this Loan Agreement.

“Default Rate” has the meaning set forth in Section 1.6(b).

“Disclosing Party” has the meaning set forth in Section 8.4.

“Distribution Date” means the fifth (5th) Business Day of the calendar month immediately following (a) the previous Cutoff Date, or (b) for a recent Loan, the first full month following the Borrowing Date of such Loan.

“DRV Cap” has the meaning set forth in the preamble to this Loan Agreement.

“Event of Default” has the meaning set forth in Article VI.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute, and the rules and regulations promulgated thereunder.

“Fixed Interest” has the meaning set forth in Section 1.6(a).

“Governing State” means the State of New York.

“Gross Collections” means all Collections received by the Cutoff Date on account of servicing the Assets, unreduced for expenses, fees and costs of servicing and/or collection, or for any other reason.

“Indemnifying Party” has the meaning set forth in Section 8.16.

“Instrument” means any "instrument," as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located.

“Lender” has the meaning set forth in the preamble to this Loan Agreement.

“Lender’s Advances” has the meaning set forth in Section 2.2(b)(ii).

“Lender’s Residual” has the meaning set forth in Section 2.2(b)(ix).

“Lender’s Residual Percentage” means, with respect to each Asset Portfolio, a percentage equal to seventy percent (70%).

"Lien" means a lien, security interest, pledge, hypothecation, collateral assignment, charge, encumbrance, or other right or claim of any Person other than an unfiled lien for tax accrued but not yet payable.

“Loan” and “Loans” have the meaning set forth in Section 1.2.

“Loan Agreement” has the meaning set forth in the preamble to this Master Loan and Servicing Agreement.

“Loan Documents” mean, collectively, this Loan Agreement, the Note, all Proposals (and each Schedule attached thereto), the Security Agreement, each Asset Purchase Agreement to which Borrower is a party, and all other documents, reports, instruments or certificates delivered pursuant to or in connection with any of the foregoing or any of the transactions contemplated by any of the foregoing.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a) the ability of Borrower (or applicable party, as the context requires) to perform its obligations under any Loan Document to which it is a party;

(b) the validity or enforceability of any Loan Document;

(c) the status, existence, perfection, priority, or enforceability of any lien or security interest granted to Lender pursuant to the Loan Documents; or

(d) the validity, enforceability or collectibility of the Assets, taken as a whole.

“Maturity Date” means the maturity date for principal and accrued but unpaid Fixed Interest on each Loan, which shall be the first to occur of (i) the twenty-fourth (24th) Distribution Date following the applicable Borrowing Date, or (ii) the date of acceleration pursuant to Section 6.2.

“Note” means that certain Secured Promissory Note, substantially in the form of Exhibit B attached hereto, issued by Borrower to Lender on or about the date hereof, evidencing, in the aggregate, all the Loans contemplated by this Loan Agreement, and subject to amendment or supplement to reflect any additional lending by Lender in accordance with any potential extension or renewal of this Loan Agreement that has been agreed upon in writing by all of the parties to this Loan Agreement.

“Notice” has the meaning set forth in Section 8.14.

“Obligor” means each signer, co-signer, guarantor or other person responsible for payment of an Asset.

“Person” means any natural person, limited liability company, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pool” means, with respect to any and each calendar quarter, any and all Asset Portfolios acquired by Borrower during such calendar quarter, the acquisition of which was funded by Loans from Lender in accordance with this Loan Agreement.

“Portfolio Amortization Schedule” means the amortization schedule set forth in Schedule 2 to a Proposal approved by Lender in writing.

“Portfolio Budget” means, with respect to each Asset Portfolio, a strategic budget developed by Borrower and submitted as part of the Proposal for, and approved in writing by Lender for, such Asset Portfolio, representing Borrower’s good faith estimate of the projected cash inflows and outflows, including Servicing Fees and other expenses.

“Proposal” means a written proposal from Borrower to Lender requesting a Loan in connection with Borrower’s purchase of a specific Asset Portfolio, such proposal to be substantially in the form of Exhibit A attached hereto.

“Qualifying Asset Portfolio” has the meaning set forth in Section 2.2(b)(vi).

“Remittance Report” means a report, substantially in the form of Exhibit D attached hereto, submitted by the fifth (5th) Business Day of each month by Servicer to Lender listing Gross Collections and any disbursements or expenses paid or received during the prior month and the proposed disbursements on account of the Assets serviced by Servicer during such prior month pursuant to Section 2.2, and expressly approved by Lender in writing prior to the Distribution Date. A Remittance Report shall be prepared for each separate Asset Portfolio and shall include, among other things, a detailed description of each application of excess Asset Portfolio Net Collections to or from such Asset Portfolio as may be permitted under Section 2.2(b).

“Replacement Date” has the meaning set forth in Section 4.5.

“Required Distributions” has the meaning set forth in Section 2.2(b)(vi).

“Security Agreement” means that certain Security Agreement, substantially in the form of Exhibit C attached hereto, entered into by Borrower and Lender on or about the date hereof, pursuant to which Borrower shall assign to and grant Lender a security interest in the respective Assets and related Collateral, as such agreement may be amended, restated, or otherwise modified from time to time in accordance with the terms thereof.

“Servicer” has the meaning set forth in Section 4.1.

“Servicer Termination Event” has the meaning set forth in Section 4.5.

“Servicing Expenses” means, with respect to each Asset Portfolio, all customary and reasonable third party costs actually incurred by Servicer in connection with its collection activities hereunder relating to such Asset Portfolio, including, but not limited to, attorneys fees and expenses, filing and service fees, execution fees, court costs, skip trace costs, media costs, and other costs and expenses, up to, in the aggregate for such Asset Portfolio, the amount provided for in the Proposal for such Asset Portfolio and agreed to in writing by Lender, or as otherwise expressly agreed to in writing in advance by Lender.

“Servicing Fees” means, with respect to each Asset Portfolio, the Portfolio Servicing Fees set forth as a percentage of Gross Collections (but excluding Asset Liquidation Proceeds) in Schedule 1 attached to the Proposal relating to such Asset Portfolio and approved by Lender in writing at the time of Borrower’s acquisition of such Asset Portfolio, which are expected to be in accordance with the following:

Asset Category	Servicing Fee
Prime accounts (no prior collection agency or law firm)	34%
Secondary accounts (one prior collection agency or law firm)	39%
Tertiary accounts (two prior collection agencies or law firms)	44%
Quarternary accounts (three or more prior collection agencies or law firms)	47%
Out of statute accounts	54%

ARTICLE VIII
MISCELLANEOUS

Section 8.1 Survival of Representations and Warranties. All representations and warranties of Borrower and Servicer made herein shall be true and correct in all material respects as of each Borrowing Date and shall survive the Borrowing Date and the execution and delivery of this Loan Agreement, the Security Agreement, and the Note, and shall continue in full force and effect until payment in full by Borrower of all amounts payable hereunder, under the Security Agreement or under the Note.

Section 8.2 Cure. Lender shall have the right to cure any default by Borrower upon any lease, insurance policy, indenture, security agreement, mortgage, deed of trust, agreement or other instrument to which Borrower is a party or by which its properties are bound or may be subject if such default shall in any manner affect Lender’s rights hereunder, or in and to the Collateral, or the ability of Borrower to perform its obligations hereunder or under the Security Agreement or the Note, and Borrower shall immediately reimburse Lender for any amounts paid by Lender or its agents to cure such defaults.

Section 8.3 Relationship between Parties. The relationship between Lender and Borrower shall be solely one of commercial lender and borrower, and nothing contained in this Loan Agreement or in any Loan Document shall constitute the parties as partners or joint or co-venturers with one another or with any other party, or as agents for one another or for any other party with regard to any activities contemplated by this Loan Agreement or otherwise, or render any party liable for any debts or obligations of any other party. Borrower and Servicer shall each indemnify, defend, and hold and save Lender harmless from any and all claims of any nature which may be asserted against Lender as being the agent, partner, or joint or co-venturer of Borrower or Servicer.

Section 8.4 Confidentiality. Borrower, Servicer and Lender each agree to use all commercially reasonably efforts (equivalent to the efforts such parties apply to maintain the confidentiality of their own confidential information) to maintain as confidential all information with respect to the Assets, any Proposal, the terms of the Loan Documents or other confidential information regarding the business of the others (to the extent such confidential information was provided by or on behalf of one or more of the other parties), except that disclosure may be made as required by law or judicial or administrative process or in connection with the enforcement of this Loan Agreement or any other Loan Document, and except that Lender, as the “Disclosing Party” may disclose such information (a) to Persons employed or engaged by the Disclosing Party in evaluating, approving, structuring or administering the Loans and Commitments, (b) to any bona fide or potential assignee of Lender or participant in a Loan that has agreed in writing to comply with the covenant contained in this Section (and any such bona fide or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) to any bona fide or potential investor in Lender, but only to the extent of the terms of the Loan Documents and general performance information with respect to Lender’s interest in the Loans, (d) as required or requested of any governmental authority or reasonably believed by the Disclosing Party to be compelled by, or required under, any regulation or law (including, without limitation, any securities regulation or law), or any court decree, subpoena or legal or administrative order or process; (e) as, on the advice of the Disclosing Party’s counsel, is required by law; (f) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Disclosing Party is a party; or (g) that ceases to be confidential through no fault of the Disclosing Party.

Section 8.5 Amendment and Modification. Any amendments or modifications to any provisions of this Loan Agreement, the Note or any other Loan Document must be (a) in writing, and (b) signed by each of the parties thereto.

Section 8.6 Waivers. No party shall be deemed to have waived any of its rights or remedies hereunder, under the Note or under any other Loan Document unless such waiver is (a) in writing, and (b) signed by such party, and then only to the extent specifically recited. No failure to exercise and no delay or omission in exercising any right, remedy or recourse on the part of any party shall operate or be deemed as a waiver of such right, remedy or recourse hereunder or thereunder or preclude any other or further exercise thereof. A waiver or release on any one occasion shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy or recourse on any subsequent occasion. All rights and remedies of the parties, whether pursuant to this Loan Agreement, the Note, the Security Agreement, or any other Loan Document, shall be cumulative and concurrent and may be exercised singularly, successively or concurrently, at the sole and absolute discretion of the subject party, and may be exercised as often as occasion therefor may exist.

Section 8.7 Assignment and Transferability of Loan Agreement; Loan Participations. This Loan Agreement shall be binding upon Borrower, Servicer, Lender and each of their respective successors and permitted assigns; provided, however, that (a) neither Borrower nor Servicer may transfer or assign any or all of their respective rights or obligations hereunder without the prior express written consent of Lender; and (b) Lender may, upon written notice to Borrower and Servicer, transfer and assign any or all of its rights or obligations hereunder or under any Loan or the Note or any other Loan Document, including, without limitation, the sale of participations in any Loan or the Note to any party who will be bound by this Agreement. This Loan Agreement shall be for the benefit of Lender and those of its affiliated funds which agree to become a party to this Loan Agreement.

Section 8.8 Actions in Connection with Bankruptcy. Without the necessity of an evidentiary hearing and without the necessity or requirement that Lender establish or prove the value of the Collateral (or any other collateral pledged to Lender pursuant to the Loan Documents), or the lack of adequate protection of Lender's interest in the Collateral (or any other collateral pledged to Lender pursuant to the Loan Documents), Lender shall be entitled to the immediate termination of the automatic stay of 11 U.S.C. § 362 in order to permit Lender to exercise all of its rights and remedies in respect of the Collateral (or any other collateral pledged to Lender pursuant to the Loan Documents), the existence of this provision constituting sufficient "cause" for purposes of 11 U.S.C. § 362(d)(1). Borrower agrees not to directly or indirectly oppose or otherwise defend against the termination of the automatic stay. Any reasonable attorney's fees and other expenses incurred by Lender in connection with Borrower's bankruptcy or any of the other aforesaid events shall be additional indebtedness of Borrower.

Section 8.9 GOVERNING LAW; JURISDICTION; VENUE. THIS LOAN AGREEMENT, THE NOTE, AND ALL OTHER LOAN DOCUMENTS, AND WITHOUT LIMITATION ANY QUESTIONS CONCERNING THE INTERPRETATION OR ENFORCEMENT THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE GOVERNING STATE. The parties hereto each hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the Governing State over any suit, action or proceeding arising out of or relating to a Loan or the Loan Documents. The parties hereto each irrevocably waive, to the fullest extent permitted by law, any objection that any such party may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this Section shall limit the right of Lender to bring proceedings against any other party hereto in the courts of any other jurisdiction. Borrower, Debt Resolve and DRV Cap each agree that any forum other than the Governing State is an inconvenient forum and that a suit brought by Borrower, Debt Resolve or DRV Cap against Lender in a court of any state other than the Governing State should be forthwith dismissed or transferred to a court located in the Governing State by that court.

Section 8.10 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS LOAN AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

Section 8.11 Severability and Enforceability of Loan Agreement. If any one or more of the terms or provisions of this Loan Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable in such jurisdiction, then all other terms and provisions hereof shall remain effective and binding on the parties hereto, and such illegal, invalid or unenforceable term or provision shall be deemed modified, for purposes of performance of this Loan Agreement in such jurisdiction, to the extent necessary to render it lawful, valid and enforceable, or, if such a modification is not possible without materially altering the intention of the parties hereto (in which case no such modification shall occur), then such term or provision shall be severed herefrom solely for purposes of performance of this Loan Agreement in such jurisdiction, but shall remain a part of this Loan Agreement for purposes of performance in all other jurisdictions. The validity of the remaining terms and provisions of this Loan Agreement shall not be affected by such modification or severance, except that if any such severance materially alters the intentions of the parties hereto as expressed herein, then the parties hereto shall use their respective best reasonable efforts to agree to appropriate equitable amendments to this Loan Agreement in light of such severance, and if no such agreement is reached within a reasonable period of time, then any party hereto may initiate arbitration under the then current rules of the American Arbitration Association to determine such appropriate equitable amendments.

Section 8.12 Titles and Headings. The titles and headings of the Articles, Sections, and paragraphs of this Loan Agreement (a) are merely for convenience of reference only in reading this Loan Agreement, (b) shall not be construed to alter, modify or interpret the meaning of the provisions under said titles and headings, and (c) shall not have any effect on the construction or interpretation of the content of this Loan Agreement.

Section 8.13 Accounting Terms. All accounting terms used in this Loan Agreement shall have the meanings ascribed to them by generally accepted accounting principles, consistently applied.

Section 8.14 Notices. Unless otherwise required or provided by this Loan Agreement, all demands, notices, approvals and other communications hereunder (including Borrower’s and Servicer’s reporting obligations set forth herein) (each such communication, a "Notice") shall be in writing and shall be served personally, delivered by facsimile or sent by a national overnight delivery or courier company, and addressed as set forth below. Any such Notices shall be deemed delivered upon delivery or refusal to accept delivery as indicated in writing by the person attempting to make personal service, or by similar written advice from the overnight delivery company; provided, however, that if any such Notice shall be sent by telecopier to the telecopier number, if any, set forth below, then such Notice shall be deemed given at the time and on the date of successful machine transmittal (except if sent after 5:00 p.m. recipient's time, then the Notice shall be deemed given at 9:00 a.m. on the next Business Day). Each party hereto shall make an ordinary, good faith effort to ensure that it will accept or receive Notices that are given in accordance with this Section 8.14, and that any Person to be given Notice actually receives such Notice. Any party to whom Notices are to be sent pursuant to this Loan Agreement may from time to time change its address and/or facsimile number for future communication hereunder by giving Notice in the manner prescribed herein to all other parties hereto; provided, however, that the address and/or facsimile number change shall not be effective until five (5) Business Days after the Notice of change has been given.

If to Lender, to:	With a Copy to:
Sheridan Asset Management, LLC 1025 Westchester Avenue, Suite 311 White Plains, New York 10604-3508 Attn.: Christopher J. Morrissey Fax.: (914) 285-0071 Tel.: (914) 285-0070	Hebble & Associates, P.C. 61 Broadway, Suite 1000 New York, New York 10006-2731 Attn.: Robert M. Hebble, Esq. Fax.: (212) 624-1288 Tel.: (212) 624-1280

If to Debt Resolve, to:	With a Copy to:
Debt Resolve, Inc. 707 Westchester Avenue, Suite L-7 White Plains, New York 10604 Attn.: James D. Burchetta Fax.: (914) 428-3044 Tel.: (914) 949-5500	Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, New York 10166 Attn.: Spencer Feldman, Esq. Fax.: (212) 801-6400 Tel.: (212) 801-9200

If to Borrower, to:	With a Copy to:
EAR Capital I, LLC 707 Westchester Avenue, Suite L-7 White Plains, New York 10604 Attn.: Howard Knauer Fax.: (914) 428-3044 Tel.: (914) 949-5000	Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, New York 10166 Attn.: Spencer Feldman, Esq. Fax.: (212) 801-6400 Tel.: (212) 801-9200

If to Servicer, to:	With a Copy to:
DRV Capital, LLC 707 Westchester Avenue, Suite L-7 White Plains, New York 10604 Attn.: Howard Knauer Fax.: (914) 428-3044 Tel.: (914) 949-5000	Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, New York 10166 Attn.: Spencer Feldman, Esq. Fax.: (212) 801-6400 Tel.: (212) 801-9200

Section 8.15 Entire Agreement. This Loan Agreement (including all Exhibits hereto), and the Security Agreement, Proposals, Note, and all other Loan Documents shall constitute the full and entire understanding and agreement of the parties hereto and there are no further or other agreements or undertakings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein. All prior negotiations, agreements, representations and warranties, statements and undertakings concerning the subject matter hereof between the parties are superseded by this Loan Agreement and the other Loan Documents.

Section 8.16 Borrower’s and Servicer’s Indemnification. Debt Resolve (solely with respect to clauses (a), (b), (c), (e) and (f) below), Borrower and DRV Cap (each, on “Indemnifying Party”) agree to jointly and severally indemnify, defend and hold Lender (and each of its officers, directors, managers, members, employees, agents and representatives (each, an “Agent”)) harmless from and against any and all losses, damages, costs, claims, expenses (including reasonable attorneys fees) and liabilities to third parties growing out of or resulting from (a) the failure of any such Indemnifying Party (or of any Agent thereof) to comply with the Credit and Collection Laws; (b) the actions of any of the Agents of any such Indemnifying Party taken in connection with the collection activities with respect to the Assets; (c) the misapplication (whether negligent or intentional), misappropriation, conversion or theft of any part of the Collateral by any Agent of any such Indemnifying Party; (d) the failure to pay and discharge any liens, encumbrances or security interests in the Collateral (other than liens granted to Lender to secure repayment of Loans) created or which could be created as a result of the actions of any such Indemnifying Party (or of any Agent thereof); (e) fraud or material misrepresentation of Borrower, DRV Cap, any Affiliate of either of them, or any Agent of either of the foregoing; (f) the misapplication of receipts or proceeds from the Collateral received by any such Indemnifying Party after notice of default on any Loan which are not applied to the outstanding balance of the Note, to payment of debt service on any Loan, or to the payment of any other amounts payable under this Loan Agreement, or (g) the breach by any such Indemnifying Party of this Loan Agreement.

Section 8.17 Savings Provision. All agreements between Borrower and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance, loaning or detention of the indebtedness evidenced hereby exceed the maximum permissible amount under applicable law. If from any circumstances whatsoever, fulfillment of any provisions hereof or of any other Loan Document at any time given shall exceed the maximum permissible amount under applicable law, then the obligation to be fulfilled shall automatically be reduced to an amount which complies with applicable law, and if from any circumstances Lender should ever receive as interest an amount which would exceed the highest lawful rate of interest, then such amount which would be in excess of such lawful rate of interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Lender and shall also be binding upon and available to any subsequent holder of the Note.

Section 8.18 Consent. Whenever in this Loan Agreement or in any other Loan Document the consent or approval of Lender is contemplated, such consent or approval may be granted or withheld by Lender in its sole and absolute discretion.

Section 8.19 Catastrophic Event. If any one or more members of Borrower’s or Servicer’s senior management is injured or incapacitated in an accident or other occurrence, or if Borrower’s or Servicer’s facilities become significantly damaged or destroyed, in whole or in part, by any Act of God, or by any other force majeure, and this Loan Agreement is currently not then in default, then all time limits contained in this Loan Agreement shall be extended for a fifteen (15) calendar day period to allow for the recovery of such Person, or in the alternative, to allow for parties to be authorized by Lender to take over Servicer and/or Borrower, and/or for Borrower or Servicer to reestablish their facilities. After any such extension hereunder, all such time limits shall return to as originally set forth in this Loan Agreement.

Section 8.20 Conflicts. If a conflict arises between any of the terms and provisions of this Loan Agreement and those of any of the other Loan Documents, then the terms and provisions of this Loan Agreement shall prevail and control.

Section 8.21 Further Assurances. Each of Borrower and Servicer agrees to execute and deliver to Lender such instruments and documents, and to take such actions, as Lender may, from time to time, reasonably request in order to effectuate the purpose of, and carry out the terms and provisions of, this Loan Agreement and each of the other Loan Documents.

Section 8.22 Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signature of any party hereto on any counterpart shall be deemed to be a signature to each counterpart, and such signed counterpart may be appended to any other counterpart. Any counterpart of this Loan Agreement which has attached to it separate signature pages which collectively contain the signatures of all of the parties hereto shall for all purposes be deemed to be a fully-executed instrument.

Section 8.23 Telecopier Execution and Delivery. Agreement may be executed by one or more of the parties hereto, and an executed copy of this Loan Agreement, or the signature page hereof, may be delivered by one or more parties hereto by telecopier or other similar electronic transmission device pursuant to which the signature of or on behalf of such party can be legibly seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. Notwithstanding the foregoing, each of the parties hereto shall promptly execute and deliver to each other party an original hard copy of this Loan Agreement in addition to any facsimile, telecopy or other electronic reproduction hereof previously executed and delivered. Any Proposal, any Remittance Report, and any Collateral Report may be executed and delivered by telecopier or other similar electronic transmission device pursuant to which the signature of or on behalf of Borrower (or Servicer, as applicable) can be legibly seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. Notwithstanding the foregoing, Borrower (or Servicer, as applicable) shall promptly execute and deliver to Lender an original hard copy of any such Proposal or Remittance Report in addition to any facsimile, telecopy or other electronic reproduction thereof previously executed and delivered.

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IN WITNESS WHEREOF, the undersigned have executed this Loan Agreement as of the date first above written.

BORROWER:

EAR CAPITAL I, LLC

By:	/s/ James D. Burchetta
Name: James D. Burchetta Title: Chief Executive Officer

SERVICER:

DRV CAPITAL, LLC

By:	/s/ James D. Burchetta
Name: James D. Burchetta Title: Chief Executive Officer

PARENT:

DEBT RESOLVE, INC. (solely with respect to Sections 1.2, 1.7, and 5.24 and Articles VI, VII and VIII)

By:	/s/ James D. Burchetta
Name: James D. Burchetta Title: Chief Executive Officer

LENDER:

SHERIDAN ASSET MANAGEMENT, LLC

By:	/s/ Christopher J. Morrissey
Name: Christopher J. Morrissey Title: Manager

(Signature page to Master Loan and Servicing Agreement)